INVESCO ENERGY FUND                                                SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 3/31/2010
FILE NUMBER :      811-3826
SERIES NO.:        1

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $   471

        2 Dividends for a second class of open-end company shares
          (000's Omitted)
          Class Y               $    69
          Investor Class        $   316
          Institutional Class   $    18

73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                0.0233

        2 Dividends for a second class of open-end company shares
          (form nnn.nnnn)
          Class Y                0.0682
          Investor Class         0.0233
          Institutional Class    0.1921

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                20,526

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                 3,332
          Class C                 6,430
          Class Y                 1,333
          Investor Class         13,488
          Institutional Class       178

74V.    1 Net asset value per share (to nearest cent)
          Class A               $ 35.34

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $ 32.68
          Class C               $ 31.88
          Class Y               $ 35.31
          Investor Class        $ 35.22
          Institutional Class   $ 35.93